Exhibit 107
Calculation of Filing Fee Table
S-3
(Form Type)
Sterling Check Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	61,029,536	$14.51	$885,538,567.36	0.00011020	$97,586.36
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$885,538,567.36		$97,586.36
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$97,586.36

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the common stock being registered hereunder includes such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of any stock splits, stock dividends or similar transactions for which no consideration will be received by the registrant.
(2)    Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low per share prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on December 19, 2022.